Contact: Barbara B. Lucas
                                     Senior Vice President - Public Affairs
                                     (410) 716-2980

                                     Mark M. Rothleitner
                                     Vice President - Investor Relations
                                     and Treasurer
                                     (410) 716-3979

FOR IMMEDIATE RELEASE:     Wednesday, October 18, 2000

SUBJECT: Black & Decker Reports Record Third Quarter; Earnings Per Share Up 21% to $1.03


TOWSON, MD - The Black & Decker Corporation (NYSE:BDK) today announced net earnings of $86.3 million and earnings per diluted share of $1.03 for the three months ended October 1, 2000, setting new third-quarter records. Earnings per diluted share increased 21% over the same period last year. For the third quarter of 1999, net earnings were $75.3 million, or $.85 per diluted share.

         For the first nine months of 2000, net earnings were $229.5 million, or $2.69 per diluted share. These results included a pre-tax gain of $20.1 million ($13.1 million net of tax, or $0.15 per diluted share), realized in the first quarter of 2000, related to the recapitalization of True Temper Sports. Excluding this non-recurring gain, net earnings for the first nine months of 2000 were $216.4 million, or $2.54 per diluted share, an increase in earnings per share of 22%. Net earnings in the comparable period of 1999 were $185.2 million, or $2.09 per diluted share.

         Sales increased 2% to a record level for retained businesses of $1.13 billion for the third quarter of 2000, or 5% excluding foreign currency effects. For the first nine months of 2000, sales increased 4% to $3.30 billion, or 7% excluding foreign currency effects.

         The Corporation also reported that it repurchased an additional 1.1 million shares of its common stock in the third quarter of 2000.

                                     (more)

Page Two

         Commenting on the results, Nolan D. Archibald, Chairman and Chief Executive Officer, said, "We are pleased with Black & Decker's performance in the third quarter. Despite several negative external factors, including some slowing of the U.S. economy and fuel strikes in Europe during September, we achieved sales growth within our targeted range of 4% to 7%, excluding foreign currency effects, and significantly exceeded our goal of 15% EPS growth.

         "Power Tools and Accessories worldwide sales grew 6%, led by our North American operations. In North America, our professional tools business continued to benefit from strong sales of cordless and corded products, including new products launched during the quarter, while the consumer tools and lawn and garden products business in North America grew at a double-digit rate. Sales in Europe were flat, with higher sales in professional tools offsetting declines in the consumer business. Operating income for Power Tools and Accessories increased 9% over the same quarter last year, and operating margins improved 0.3 percentage points to 12.7% as a result of continued leverage of selling, general, and administrative expenses.

         "Hardware and Home Improvement sales were down 1%, and operating margin declined 0.7 percentage points in the third quarter versus the same period of 1999. Solid improvement in sales and profitability at Price Pfister was offset by weaker results at Kwikset, where sales of TITAN-brand products were lower due to actions taken by a key retailer earlier this year. We expect to see improvement at Kwikset in the fourth quarter as sales of The Society Brass Collection(TM) and other new products begin to have a more significant impact on results.

         "Fastening and Assembly Systems sales and operating income each increased 6% in the quarter, reflecting sales growth in most areas of the business. Operating margin remained at a very solid 16.3%.

                                     (more)

Page Three

         "Based on our results to date, the innovative new products that we are currently introducing, and the strength of our relationships with key customers, we are confident that we can achieve sales growth for the fourth quarter in our targeted range of 4% to 7%, excluding foreign currency effects. We also expect approximately 15% growth in recurring earnings per share for the quarter, in line with the current consensus. In addition, we believe we can achieve our objective of converting 70% to 80% of our full-year earnings to free cash flow. This will be made possible in part by reducing inventories, which we traditionally build during the third quarter, so that we close the year with approximately the same inventory level as at the end of 1999.

         "Looking forward to 2001, we are optimistic about our ability to generate sales growth in the 4% to 7% range, excluding currency effects, and to increase earnings per share approximately 15%. Our company has a strong record in terms of consistently launching a large number of successful new products each year, and we will raise the bar in 2001. DEWALT continues to gain momentum worldwide, and, next year, will generate higher sales from new products than at any other time in its history. Our Black & Decker consumer tool and lawn and garden products business in North America also is performing extremely well. Prospects are positive for both the DEWALT and Black & Decker brands as they continue to outpace their competition in the marketplace. Our Emhart fastening business, which has been our most consistent performer, remains very strong with commanding technological and market leadership. Kwikset is positioned for a solid improvement, and Price Pfister is very healthy after achieving a remarkable turnaround over the past eighteen months. We also will recognize incremental earnings benefits in 2001 from our many Six Sigma initiatives, and, with continued focus on making our supply chain more efficient, we remain committed to converting 70% to 80% of our net earnings to free cash flow."

         This release includes forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker's operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review Black & Decker's reports filed with the Securities and Exchange Commission, including the Current Report on Form 8-K, filed October 18, 2000.

                                     (more)

Page Four

         Black & Decker is a leading global manufacturer and marketer of power tools, hardware, and home improvement products used in and around the home and for commercial applications.

                                      * * *

                THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)
                (Dollars in Millions Except Per Share Amounts)


                                                   Three Months Ended
                                              ---------------------------
                                               October 1,     October 3,
                                                     2000           1999
                                              ------------   ------------

SALES                                         $   1,133.2    $   1,110.6
  Cost of goods sold                                707.3          694.0
  Selling, general, and
    administrative expenses                         277.7          278.9
                                              ------------   ------------
OPERATING INCOME                                    148.2          137.7
  Interest expense
    (net of interest income)                         26.5           26.2
  Other income (expense)                              1.6           (0.8)
                                              ------------   ------------
EARNINGS BEFORE INCOME TAXES                        123.3          110.7
  Income taxes                                       37.0           35.4
                                              ------------   ------------
NET EARNINGS                                  $      86.3    $      75.3
                                              ============   ============



NET EARNINGS PER COMMON SHARE
  - BASIC                                     $      1.04    $      0.87
                                              ============   ============

Shares Used in Computing Basic
  Earnings Per Share (in Millions)                   83.2           87.0
                                              ============   ============



NET EARNINGS PER COMMON SHARE
  - ASSUMING DILUTION                         $      1.03    $      0.85
                                              ============   ============

Shares Used in Computing Diluted
  Earnings Per Share (in Millions)                   83.8           88.3
                                              ============   ============

                THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)
                (Dollars in Millions Except Per Share Amounts)


                                                   Nine Months Ended
                                              ---------------------------
                                               October 1,     October 3,
                                                     2000           1999
                                              ------------   ------------

SALES                                         $   3,297.2    $   3,173.3
  Cost of goods sold                              2,081.6        1,993.4
  Selling, general, and
    administrative expenses                         833.3          836.7
  Gain on sale of business                           20.1              -
                                              ------------   ------------
OPERATING INCOME                                    402.4          343.2
  Interest expense
    (net of interest income)                         75.7           70.9
  Other income                                        2.6              -
                                              ------------   ------------
EARNINGS BEFORE INCOME TAXES                        329.3          272.3
  Income taxes                                       99.8           87.1
                                              ------------   ------------
NET EARNINGS                                  $     229.5    $     185.2
                                              ============   ============



NET EARNINGS PER COMMON SHARE
  - BASIC                                     $      2.71    $      2.13
                                              ============   ============

Shares Used in Computing Basic
  Earnings Per Share (in Millions)                   84.6           87.1
                                              ============   ============



NET EARNINGS PER COMMON SHARE
  - ASSUMING DILUTION                         $      2.69    $      2.09
                                              ============   ============

Shares Used in Computing Diluted
  Earnings Per Share (in Millions)                   85.3           88.4
                                              ============   ============

                THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
                             (Millions of Dollars)


                                           October 1,
                                                2000       December 31,
                                          (Unaudited)             1999
                                         -------------    --------------

ASSETS
Cash and cash equivalents                $      138.2     $       147.3
Trade receivables                               859.9             823.2
Inventories                                     906.6             751.0
Other current assets                            243.2             189.9
                                         -------------    --------------
       TOTAL CURRENT ASSETS                   2,147.9           1,911.4
                                         -------------    --------------

PROPERTY, PLANT, AND EQUIPMENT                  749.0             739.6
GOODWILL                                        711.1             743.4
OTHER ASSETS                                    624.2             618.3
                                         -------------    --------------
                                         $    4,232.2     $     4,012.7
                                         =============    ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                    $      428.3     $       183.2
Current maturities of long-term debt            249.0             213.2
Trade accounts payable                          436.6             367.3
Other accrued liabilities                       757.9             809.0
                                         -------------    --------------
       TOTAL CURRENT LIABILITIES              1,871.8           1,572.7
                                         -------------    --------------

LONG-TERM DEBT                                  806.0             847.1
DEFERRED INCOME TAXES                           241.5             243.8
POSTRETIREMENT BENEFITS                         240.4             246.3
OTHER LONG-TERM LIABILITIES                     303.5             301.7
STOCKHOLDERS' EQUITY                            769.0             801.1
                                         -------------    --------------
                                         $    4,232.2     $     4,012.7
                                         =============    ==============

                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
          SUPPLEMENTAL INFORMATION ABOUT BUSINESS SEGMENTS (Unaudited)
                              (Millions of Dollars)


                                                   Reportable Business Segments
                                      -------------------------------------------------
                                            Power      Hardware    Fastening                 Currency       Corporate,
                                          Tools &        & Home   & Assembly              Translation     Adjustments,
Three Months Ended October 1, 2000    Accessories   Improvement      Systems      Total   Adjustments   & Eliminations  Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers          $  816.8        $217.6       $126.8   $1,161.2        $(28.0)          $    -      $1,133.2
Segment profit (loss) (for
   Consolidated, operating income)          103.6          31.2         20.7      155.5          (2.0)            (5.3)        148.2
Depreciation and amortization                22.3           7.7          4.1       34.1           (.8)             6.6          39.9
Capital expenditures                         32.0           7.7          5.7       45.4           (.8)              .1          44.7

Three Months Ended October 3, 1999
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers          $  769.3        $220.1       $119.4   $1,108.8        $  1.8           $    -      $1,110.6
Segment profit (loss) (for
   Consolidated, operating income)           95.3          33.1         19.5      147.9             -            (10.2)        137.7
Depreciation and amortization                18.3           8.0          3.9       30.2             -              6.9          37.1
Capital expenditures                         27.3           8.7          7.4       43.4            .1                -          43.5


Nine Months Ended October 1, 2000
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers          $2,325.6        $638.1       $394.5   $3,358.2        $(61.0)          $    -      $3,297.2
Segment profit (loss) (for Consoli-
   dated, operating income before
   gain on sale of business)                262.5          78.4         67.1      408.0          (4.4)           (21.3)        382.3
Depreciation and amortization                65.7          26.8         12.4      104.9          (1.5)            19.9         123.3
Capital expenditures                        108.6          22.8         19.1      150.5          (1.4)              .6         149.7

Nine Months Ended October 3, 1999
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers          $2,137.1        $638.0       $372.7   $3,147.8        $ 25.5           $    -      $3,173.3
Segment profit (loss) (for
   Consolidated, operating income)          218.5          86.1         62.2      366.8           1.9            (25.5)        343.2
Depreciation and amortization                59.5          25.1         11.6       96.2            .6             20.9         117.7
Capital expenditures                         69.5          25.1         16.0      110.6            .6               .2         111.4


      The reconciliation of segment profit to the Corporation's earnings before income taxes for each period, in millions of dollars, is as follows:


                                                    Three Months Ended          Nine Months Ended
----------------------------------------------------------------------------------------------------
                                                 October 1,   October 3,     October 1,  October 3,
                                                       2000         1999           2000        1999
----------------------------------------------------------------------------------------------------
Segment profit for total reportable
   business segments                                 $155.5       $147.9         $408.0      $366.8

Items excluded from segment profit:

   Adjustment of budgeted foreign
      exchange rates to actual rates                   (2.0)           -           (4.4)        1.9

   Depreciation of Corporate property
      and amortization of goodwill                     (6.6)        (6.9)         (19.9)      (20.9)

   Adjustment to businesses'
      postretirement benefit expenses
      booked in consolidation                           9.0          5.2           27.2        21.8

   Adjustment to eliminate net interest
      and non-operating expenses from
      results of certain operations in
      Brazil, Mexico, Venezuela, and Turkey              .1           .1             .3         1.2

   Other adjustments booked in consolidation
      directly related to reportable
      business segments                                (2.0)        (6.4)         (14.7)      (10.0)

Amounts allocated to businesses in arriving
   at segment profit in excess of (less than)
   Corporate center operating expenses,
   eliminations, and other amounts
   identified above                                    (5.8)        (2.2)         (14.2)      (17.6)
----------------------------------------------------------------------------------------------------
Operating income before gain on sale
   of business                                        148.2        137.7          382.3       343.2

Gain on sale of business                                  -            -           20.1           -
----------------------------------------------------------------------------------------------------
   Operating income                                   148.2        137.7          402.4       343.2

Interest expense, net of interest income               26.5         26.2           75.7        70.9

Other income (expense)                                  1.6          (.8)           2.6           -
----------------------------------------------------------------------------------------------------
   Earnings before income taxes                      $123.3       $110.7         $329.3      $272.3
====================================================================================================

Basis of Presentation:
     The Corporation operates in three reportable business segments: Power Tools and Accessories, Hardware and Home Improvement, and Fastening and Assembly Systems. The Power Tools and Accessories segment has worldwide responsibility for the manufacture and sale of consumer and professional power tools and accessories, electric cleaning and lighting products, and electric lawn and garden tools, as well as for product service. In addition, the Power Tools and Accessories segment has responsibility for the sale of security hardware to customers in Mexico, Central America, the Caribbean, and South America; for the sale of plumbing products to customers outside the United States and Canada; and for sales of the retained portion of the household products business. The Hardware and Home Improvement segment has worldwide responsibility for the manufacture and sale of security hardware (except for the sale of security hardware in Mexico, Central America, the Caribbean, and South America). It also has responsibility for the manufacture of plumbing products and for the sale of plumbing products to customers in the United States and Canada. The Fastening and Assembly Systems segment has worldwide responsibility for the manufacture and sale of fastening and assembly systems.
     The Corporation assesses the performance of its reportable business segments based upon a number of factors, including segment profit. In general, segments follow the same accounting policies as those described in Note 1 of the Corporation's Annual Report on Form 10-K for the year ended December 31, 1999, except with respect to foreign currency translation and except as further indicated below. The financial statements of a segment's operating units located outside the United States, except units operating in highly inflationary economies, are generally measured using the local currency as the functional currency. For these units located outside the United States, segment assets and elements of segment profit are translated using budgeted rates of exchange. Budgeted rates of exchange are established annually and, once established, all prior period segment data is updated to reflect the translation of segment assets and elements of segment profit at the current year's budgeted rates of exchange. The amounts included in the preceding segment table under the captions "Reportable Business Segments," and "Corporate, Adjustments, & Eliminations" are reflected at the Corporation's budgeted rates of exchange for 2000. The amounts included in the preceding segment table under the caption "Currency Translation Adjustments" represent the difference between consolidated amounts determined using the budgeted rates of exchange for 2000 and those determined based upon the rates of exchange applicable under accounting principles generally accepted in the United States.
     Segment profit excludes interest income and expense, non-operating income and expense, goodwill amortization, adjustments to eliminate intercompany profit in inventory, and income tax expense. In addition, segment profit excludes the gain on sale of business. For certain operations located in Brazil, Mexico, Venezuela, and Turkey, segment profit is reduced by net interest expense and non-operating expenses. In determining segment profit, expenses relating to pension and other postretirement benefits are based solely upon estimated service costs. Corporate expenses are allocated to each segment based upon budgeted amounts. While sales and transfers between segments are accounted for at cost plus a reasonable profit, the effects of intersegment sales are excluded from the computation of segment profit.
Intercompany profit in inventory is excluded from segment assets and is recognized as a reduction of cost of sales by the selling segment when the related inventory is sold to an unaffiliated customer. Because the Corporation compensates the management of its various businesses on, among other factors, segment profit, the Corporation may elect to record certain segment-related expense items of an unusual or nonrecurring nature in consolidation rather than reflect such items in segment profit. In addition, certain segment-related items of income or expense may be recorded in consolidation in one period and transferred to the Corporation's various segments in a later period.